Exhibit – Item 28(m)

PERMANENT PORTFOLIO FAMILY OF FUNDS

PLAN OF DISTRIBUTION

September 21, 2015

WHEREAS, Permanent Portfolio Family of Funds (“Trust”), an open-end, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), wishes to adopt a plan of distribution pursuant to Rule 12b-1 under the 1940 Act for certain classes of its shares (each a “Class”) of each series of the Trust (each a “Portfolio”);

WHEREAS, the Trust retains a registered broker-dealer (“Distributor”) as principal underwriter of the securities for which it is the issuer, including shares of each Class of each Portfolio; and

WHEREAS, the Trust’s Board of Trustees has determined that there is a reasonable likelihood that adoption of this Plan of Distribution (“Plan”) will benefit each Portfolio and the holders of each Class of shares of each Portfolio.

NOW, THEREFORE, the Trust hereby adopts this Plan with respect to those Classes of shares of the Portfolios listed in Appendix A attached hereto, as Appendix A may be amended from time to time, to be effective as of the date set forth above, subject to the following terms and conditions:

I.	Fees

For each Class, a Portfolio may pay to the Distributor, other principal underwriters, Pacific Heights Asset Management, LLC (“Adviser”), broker-dealers, financial intermediaries (which may include banks) and other parties that enter into a distribution, underwriting, selling or service agreement with respect to shares of such Class (each of the foregoing, a “Servicing Party”) distribution and/or service fees in the amounts provided herein. The Portfolio, the Distributor, the Adviser or other parties also may incur expenses in connection with the distribution or marketing and sale of the Portfolio’s shares that may be paid or reimbursed by the Trust.

The aggregate amount of fees and expenses to be paid by a Portfolio pursuant to this Section I with respect to any Class shall be the amount calculated at the percentage per annum of the average daily net assets attributable to such Class as set forth in Appendix A. Subject to the foregoing, the distribution fee payable with respect to any Class shall not exceed the maximum distribution fee per annum set forth in Appendix A with respect to that Class, and the service fee payable with respect to any Class shall not exceed the maximum service fee per annum set forth in Appendix A with respect to that Class. Distribution and service fees will be calculated daily and paid monthly or at such other intervals as the Trust’s Board of Trustees may determine.

Payments under this Plan are not tied exclusively to actual distribution and/or service fees and expenses incurred, and the payments made under this Plan may exceed (or be less than) actual fees and expenses incurred.

Amounts paid under this Plan as distribution fees may be expended on any activities or expenses intended to result or relate to the sale and/or retention of Portfolio shares, including, but not limited to: (a) compensation paid to registered representatives of the Distributor and/or to participating dealers or to any other persons that have entered into agreements with the Distributor; (b) salaries and other expenses of the Distributor, the Adviser or other party relating to selling efforts; (c) expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders; (d) preparation and distribution of advertising materials, sales literature and other sales promotion expenses; and/or (e) any other costs and expenses relating to distribution or sales support activities.

Amounts paid under this Plan as service fees may be expended to compensate Servicing Parties for general shareholder liaison services provided to shareholders in the applicable Class of a Portfolio, including, but not limited to: (i) answering shareholder inquiries about account status, history, manner of effecting transactions, dividends and distributions, and certain other matters pertaining to their investments; (ii) assisting shareholders in designating and changing dividend options, account designations and addresses; and (iii) any other costs and expenses relating to ongoing services to shareholders of a Class of a Portfolio.

For the avoidance of doubt, any fees payable under this Section I with respect to shares for which there is no Servicing Party may be retained by the Adviser.

II.	Other Payments

It is recognized that the Adviser, the Distributor, any other Servicing Party or an affiliate of any of them may use advisory fee revenues, past profits or resources from other sources to pay expenses incurred in connection with the distribution or marketing and sale of a Portfolio’s shares, including the activities referred to above. The Adviser and other parties also may from time to time make payments to third parties out of their advisory or other fees, including payments for shareholder servicing fees and transfer agency functions. To the extent that any payments made by any Portfolio to the Adviser, or by the Adviser or any other party, including payments made from the Adviser’s advisory fees or payments made for shareholder services, are deemed to be indirect financing of any activity primarily intended to result in the sale of Trust shares within the context of Rule 12b-1, such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section I of this Plan.

It is further recognized that each Portfolio will enter into normal and customary custodial arrangements, and may enter into transfer agency, dividend disbursing agency, shareholder servicing and other service provider arrangements, and make separate payments under the terms and conditions of those arrangements. Those arrangements shall not ordinarily be deemed pursuant to this Plan.

III.	Sales Charges

It is understood that, as disclosed in each Portfolio’s prospectus, an initial sales charge may be paid by investors who purchase Portfolio shares, and the Portfolio may pay to one or more Servicing Parties, or the Portfolio may permit such persons to retain, as the case may be, such sales charge as full or partial compensation for their services in connection with the sale of Portfolio shares. It is also understood that, as disclosed in each Portfolio’s prospectus, the Portfolio or a Servicing Party may impose certain deferred sales charges in connection with the repurchase of Portfolio shares, and the Portfolio may pay to a Servicing Party, or the Portfolio may permit such persons to retain, as the case may be, all or any portion of such deferred sales charges.

IV.	Approval by Shareholders

Except as otherwise permitted by applicable law, this Plan will not take effect, and no fee will be payable in accordance with Section I of this Plan, with respect to a Class of a Portfolio (other than a Class of a Portfolio in existence as of the date first written above) until this Plan has been approved by a vote of at least a majority of the outstanding voting securities of that Class. This Plan will be deemed to have been approved with respect to a Class of a Portfolio so long as a majority of the outstanding voting securities of that Class votes for the approval of this Plan, notwithstanding that: (a) this Plan has not been approved by a majority of the outstanding voting securities of any other Class; or (b) this Plan has not been approved by a majority of the outstanding voting securities of the Portfolio.

V.	Approval by Trustees

Neither this Plan nor any related agreements will take effect, with respect to a Class of a Portfolio, until approved by a majority vote of both: (a) the Trust’s Board of Trustees; and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

VI.	Continuance of this Plan

The Plan will continue in effect with respect to each Class of a Portfolio for so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees and by a majority of the Qualified Trustees in accordance with Section V of this Plan.

VII.	Termination

This Plan may be terminated at any time with respect to a Class of a Portfolio: (a) by the vote of a majority of the outstanding voting securities of such Class; or (b) by a majority vote of the Qualified Trustees. The Plan may remain in effect with respect to a Class of a Portfolio even if this Plan has been terminated in accordance with this Section VII with respect to any other Class of the same Portfolio.

VIII.	Plan Amendments

The Plan may not be amended with respect to a Class of a Portfolio to increase materially the amount of the fees described in Section I of this Plan unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to this Plan may be made unless approved by the Trust’s Board of Trustees and the Qualified Trustees in the manner described in Section V of this Plan.

IX.	Fund Governance Standards

While this Plan is in effect, the Trust will comply with paragraph (c) of Rule 12b-1 (the fund governance standards).

X.	Written Reports

In each year during which this Plan remains in effect with respect to any Class of a Portfolio, the Trust’s officers will prepare and furnish to the Board of Trustees and the Board of Trustees will review, at least quarterly, written reports complying with the requirements of Rule 12b-1, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

XI.	Written Agreements

All agreements with any person relating to this Plan shall be in writing, and any agreement relating to this Plan shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of at least a majority of the outstanding voting securities of that Class on not more than sixty days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

XII.	Preservation of Materials

The Trust will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section X of this Plan for a period of not less than six years (the first two years in an easily accessible place).

XIII.	Meanings of Certain Terms

As used in this Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the meanings given to those terms under the 1940 Act, and references to the “1940 Act” shall include any rule, regulation or exemptive order of the Securities and Exchange Commission (“Commission”) thereunder and interpretive guidance with respect to the 1940 Act by the Commission or its staff.

XIV.	Limitation of Liability

Notice is hereby given that this Plan has been adopted on behalf of each Portfolio by the Trustees in their capacity as Trustees of the Trust and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Portfolio.

XV.	Severability

The provisions of this Plan are severable for each Portfolio and each Class covered by this Plan, and actions taken with respect to this Plan in conformity with Rule 12b-1 may be taken separately for each Portfolio and Class.

XVI.	Governing Law

This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent required to be governed by the 1940 Act and Rule 12b-1 thereunder.

XVII.	Pledge by Underwriter

Notwithstanding anything to the contrary in this Plan or any underwriting agreement, each principal underwriter may assign, sell or pledge (collectively, “Transfer”) its rights to its portion of any fees payable to it hereunder. Upon receipt of notice of a Transfer, the Trust will pay to the assignee, purchaser or pledgee (each, a “Transferee”), as third party beneficiaries, such fees payable to the principal underwriter as provided in written instructions from the principal underwriter and the Transferee to the Trust. In the absence of any such written instructions, the Trust shall have no obligations to a Transferee.

Adopted: September 21, 2015

APPENDIX A

PLAN OF DISTRIBUTION

List of Portfolios

Permanent Portfolio

Short-Term Treasury Portfolio

Versatile Bond Portfolio

Aggressive Growth Portfolio

Class of each Portfolio	Applicable Aggregate Percentage Per Annum	Maximum Distribution Fee Per Annum		Maximum Service Fee Per Annum
Class A	.25%	N/A		.25%
Class C	1.00%	.75	%*	.25%

*	Or such higher amount as may be permitted under Financial Industry Regulatory Authority, Inc. Rule 2830.